EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Nick Hengst, Investor Relations Manager
+1.414.906.7356
nicholas.hengst@manpowergroup.com

ManpowerGroup Increases Dividend 4.8 Percent

MILWAUKEE (May 3, 2024) – The Board of Directors of ManpowerGroup (NYSE: MAN) has declared a semi-annual dividend of $1.54 per share, a 4.8 percent increase from the most recent semi-annual dividend of $1.47 per share.

The dividend is payable on June 14, 2024 to shareholders of record as of the close of business on June 3, 2024.

Additional financial information about ManpowerGroup, including stock history and annual shareholder reports, can be found at http://investor.manpowergroup.com.

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ABOUT MANPOWERGROUP

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing, and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis, and Talent Solutions – creates substantially more value for candidates and clients across more than 70 countries and territories and has done so for 75 years. We are recognized consistently for our diversity – as a best place to work for Women, Inclusion, Equality, and Disability, and in 2024 ManpowerGroup was named one of the World's Most Ethical Companies for the 15th time – all confirming our position as the brand of choice for in-demand talent. For more information, visit www.manpowergroup.com.